As Filed with the Securities and Exchange Commission on December 19, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERRIGO COMPANY PLC

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Treasury Building, Lower Grand Canal Street

Dublin 2, Ireland

Telephone: +353 1 6040031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

PERRIGO COMPANY 2013 LONG-TERM INCENTIVE PLAN

PERRIGO COMPANY 2008 LONG-TERM INCENTIVE PLAN

PERRIGO COMPANY 2003 LONG-TERM INCENTIVE PLAN

PERRIGO COMPANY PROFIT-SHARING AND INVESTMENT PLAN

(Full Title of the Plans)

Todd W. Kingma

Executive Vice President, General Counsel and Company Secretary

Perrigo Company plc

515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 686-1941

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Troy Calkins

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value €0.001 per share	Perrigo Company 2013 Long-Term Incentive Plan	5,518,225	$152.75(2)	$842,908,868.75(2)
Ordinary Shares, nominal value €0.001 per share	Perrigo Company 2008 Long-Term Incentive Plan	709,102	$92.23(3)	$65,400,477.46(3)
Ordinary Shares, nominal value €0.001 per share	Perrigo Company 2003 Long-Term Incentive Plan	222,149	$19.95(3)	$4,431,872.55(3)
Ordinary Shares, nominal value €0.001 per share	Perrigo Company Profit-Sharing and Investment Plan	300,000(4)	$152.75(2)	$45,825,000(2)
Total Aggregate Offering Price and Fee				$958,566,218.76	$123,464

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, nominal value €0.001 per share (“Ordinary Shares”) of Perrigo Company plc (the “Company” or the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of Perrigo Company’s (the predecessor to the Company) common shares as reported on the New York Stock Exchange on December 11, 2013. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.
(3)	Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the weighted average per share exercise price of the 709,102 outstanding but unexercised options previously granted under the Perrigo Company 2008 Long-Term Incentive Plan, and the 222,149 outstanding but unexercised options previously granted under the Perrigo Company 2003 Long-Term Incentive Plan. No new awards will be made under these plans.
(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Perrigo Company Profit-Sharing and Investment Plan.

EXPLANATORY NOTE

On December 18, 2013, pursuant to the Transaction Agreement, dated July 28, 2013 (the “Transaction Agreement”), among Elan Corporation, plc (“Elan”), Perrigo Company (“Perrigo”), Leopard Company (“Leopard”), Habsont Limited (“Habsont”), and Perrigo Company plc (formerly known as Perrigo Company Limited and, prior to that, known as Blisfont Limited) (the “Company”), (a) the Company acquired Elan pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Leopard merged with and into Perrigo, with Perrigo as the surviving corporation in the merger (collectively, the “Transactions”). As a result of the Transactions, both Perrigo and Elan became wholly-owned subsidiaries of the Company.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of Ordinary Shares, nominal par value €0.001 per share, of the Company to be offered and sold under (A) the Perrigo Company 2013 Long-Term Incentive Plan (the “2013 Plan”), (B) the Perrigo Company 2008 Long-Term Incentive Plan (the “2008 Plan”), (C) the Perrigo Company 2003 Long-Term Incentive Plan (the “2003 Plan”), and (D) the Perrigo Company Profit-Sharing and Investment Plan and an indeterminate number of plan interests to be offered or sold pursuant to the Perrigo Company Profit-Sharing and Investment Plan. The 2013 Plan was adopted as an amendment and restatement of the 2008 Plan, which was in turn adopted as an amendment and restatement of the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 15, 2013 (File No. 333-190859);

(2)	The Company’s Form 10-Q for the Quarterly Period ended September 28, 2013, filed on November 4, 2013;

(3)	The Company’s Current Reports on Form 8-K filed on October 25, 2013, November 5, 2013, November 12, 2013 and December 3, 2013;

(4)	Perrigo’s Current Reports on Form 8-K filed on July 29, 2013, August 15, 2013, August 28, 2013, October 10, 2013, October 31, 2013, November 5, 2013, November 6, 2013, November 18, 2013, November 21, 2013 and December 13, 2013 (File No. 001-09689);

(5)	Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, as amended (File No. 001-09689);

(6)	Perrigo’s Form 10-Q for the Quarterly Period ended September 28, 2013, filed on November 4, 2013(File No. 001-09689);

(7)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2012 with respect to Perrigo’s Profit-Sharing and Investment Plan (File No. 001-09689); and

(8)	The description of the Company’s Ordinary Shares, contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-190859) under the heading “Description of New Perrigo Ordinary Shares.”

All documents that the Company and the Perrigo Company Profit-Sharing and Investment Plan file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Acts of 1963 (as amended) (the “Irish Companies Acts”). Broadly, the relevant provisions in the Company’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Company and employees, agents and persons acting in certain other capacities at the request of the Company (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification may include expense advancement in certain circumstances.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Company.

Each of the Company’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Company or any of its subsidiaries to the fullest extent permitted by applicable law.

The Company also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allegan, State of Michigan, on December 19, 2013.

PERRIGO COMPANY PLC

By:	/s/ Todd W. Kingma
Todd W. Kingma
Executive Vice President,
General Counsel and Company Secretaryand Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allegan, State of Michigan, on December 19, 2013.

PERRIGO COMPANY PROFIT-SHARING AND INVESTMENT PLAN

By:	/s/ Judy L. Brown
Judy L. Brown
Executive Vice President and
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Joseph C. Papa, Judy L. Brown and Todd W. Kingma, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph C. Papa Joseph C. Papa	President and Chief Executive Officer (Principal Executive Officer and Chairman of the Board)	December 19, 2013

/s/ Judy L. Brown Judy L. Brown	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	December 19, 2013

/s/ Laurie Brlas Laurie Brlas	Director	December 19, 2013

/s/ Gary M. Cohen Gary M. Cohen	Director	December 19, 2013

/s/ Jacqualyn A. Fouse Jacqualyn A. Fouse	Director	December 19, 2013

/s/ David T. Gibbons David T. Gibbons	Director	December 19, 2013

/s/ Ran Gottfried Ran Gottfried	Director	December 19, 2013

/s/ Ellen R. Hoffing Ellen R. Hoffing	Director	December 19, 2013

/s/ Michael J. Jandernoa Michael J. Jandernoa	Director	December 19, 2013

/s/ Gary K. Kunkle, Jr. Gary K. Kunkle, Jr.	Director	December 19, 2013

/s/ Herman Morris, Jr. Herman Morris, Jr.	Director	December 19, 2013

/s/ Ben-Zion Zilberfarb Ben-Zion Zilberfarb	Director	December 19, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1*	Certificate of Incorporation of Perrigo Company plc

4.2*	Memorandum and Articles of Association of Perrigo Company plc

4.3*	Specimen Share Certificate of Perrigo Company plc

4.4	Perrigo Company 2013 Long-Term Incentive Plan, incorporated herein by reference to Annex J of Perrigo Company plc’s Registration Statement on Form S-4, as amended (File No. 333-190859)

4.5*	Perrigo Company Profit-Sharing and Investment Plan, as amended

5.1*	Opinion of Dillon Eustace

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel or determination letter contemplated by 601(b)(5) of Regulation S-K, the Company hereby undertakes that it has submitted or will submit the Perrigo Company Profit-Sharing and Investment Plan to the Internal Revenue Service (“IRS”) in a timely manner for a determination letter that the Perrigo Company Profit-Sharing and Investment Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and will make all changes required by the IRS in order to so qualify the Perrigo Company Profit-Sharing and Investment Plan.

23.1*	Consent of Dillon Eustace (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for Perrigo Company

23.3*	Consent of BDO USA, LLP, independent registered public accounting firm for the Perrigo Company Profit-Sharing and Investment Plan

23.4*	Consent of KPMG, independent registered public accounting firm for Elan Corporation, plc

24*	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.